SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MILLER EXPLORATION COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Miller Exploration Company

pursuant to Rule 14a-12 under

the Securities Exchange Act of 1934

Subject Company: Miller Exploration Company

Commission File No.: 000-23431

Set forth below is a joint press release issued by Edge Petroleum Corporation (“Edge”) and Miller Exploration Company (“Miller”) on May 29, 2003.

Contacts:	Edge Petroleum Corporation
Michael G. Long, Chief Financial Officer
(713) 654-8960

Miller Exploration Company
Kelly E. Miller, Chief Executive Officer
(231) 941-0004

May 29, 2003

EDGE PETROLEUM CORPORATION AND

MILLER EXPLORATION COMPANY ANNOUNCE MERGER

HOUSTON—EDGE PETROLEUM CORPORATION (“Edge”) (NASDAQ: EPEX) and MILLER EXPLORATION COMPANY (“Miller”) (NASDAQ: MEXP) announced today that they have entered into a definitive Merger Agreement (the “Agreement”) pursuant to which Edge will acquire Miller in a stock for stock merger that will value Miller at $12.7 million. The number of shares of Edge stock to be issued to Miller shareholders will be based upon the average closing price of Edge’s stock for a 20 trading-day period ending prior to the date of the Miller shareholders meeting to consider the merger, with a maximum value per share of $5.00 per Edge share and a minimum value per share of $4.70 per Edge share. Based upon Edge’s closing price and the number of shares of Miller stock outstanding on May 27, 2003, Miller shareholders would receive approximately 2,540,000 shares of Edge common stock and total Edge outstanding shares after this transaction would be approximately 12,038,000 shares.

Miller is an independent oil and gas exploration and production company with exploration efforts concentrated primarily in the Mississippi Salt Basin of central Mississippi. As of December 31, 2002, Miller reported net proved reserves of 6.8 Bcfe with a PV-10 value of $19 million. Miller’s year-end 2002 production exit rate was approximately 6.7 MMcfe per day. As of December 31, 2002, Miller had approximately 103,000 net undeveloped acres, including a large undeveloped acreage position in northern Montana.

Edge expects that the acquisition of Miller will not cause the addition of any permanent personnel or affect the make-up of its Board of Directors. The transaction is subject to approval of both company’s shareholders, a limitation on the number of dissenting Miller shares, delivery of certain agreements and other customary conditions. The transaction is expected to be non-taxable to the shareholders of both companies.

All of Miller’s directors as well as other significant Miller shareholders who collectively own an aggregate of 1,044,347 shares of Miller common stock (representing 50.6% of the total outstanding shares of Miller common stock) have agreed to vote their shares in favor of the merger. However, in the event that the board of directors of Miller withdraws, modifies or changes its recommendation with respect to the merger in accordance with the merger agreement, the number of shares of Miller common stock which are bound to vote in favor of the merger will be reduced to 673,976 shares (representing 32.7% of the total outstanding shares of Miller common stock). C.K. Cooper & Company acted as the financial advisor to Miller, and issued a fairness opinion to the Board of Directors of Miller. All of Edge’s directors, who own an aggregate of 373,213 outstanding shares of Edge common stock representing 3.9% of the total outstanding shares of Edge common stock and the deemed beneficial owners of 929,807 shares have agreed to vote their shares in favor of the transaction.

Concurrent with this proposed transaction, Miller has entered into a Purchase and Sale Agreement to sell its Alabama properties effective January 1, 2003 to an unrelated private party. Those properties were reported to have net proved reserves at December 31, 2002 of 0.7 Bcfe. After giving effect to this sale, scheduled to close in the second quarter, Miller’s remaining reserves as of December 31, 2002 would have been approximately 6.1 Bcfe. Edge estimates that Miller’s net proved reserves at August 1, 2003, the targeted closing date, are expected to be approximately 4.6 Bcfe and after giving effect to the Alabama sale, Miller is expected to have no debt and positive working capital in excess of $3 million.

Also, concurrent with the proposed Edge/Miller transaction, Miller and K2 Energy Corp. (KTO.TO) have entered into a settlement agreement to extinguish all claims and outstanding litigation between Miller and K2 regarding the Blackfeet Indian Reservation in Glacier County, Montana. As part of the settlement, Miller has released all claims to the K2/Blackfeet Indian Mineral Development Agreement, and correspondingly, K2 has acknowledged no interest in the Miller/Blackfeet Indian Mineral Development Agreement. Although K2 and Miller have no rights or obligations in the other party’s Indian Mineral Development Agreement (“IMDA”), it is expected that the parties will begin a cooperative effort to develop an exploration program in specific areas to pursue geologic structures that potentially overlap or extend into the respective IMDA’s. The settlement and anticipated exploration efforts will benefit the shareholders of Miller and K2, and more specifically, the Blackfeet Tribe.

Strategic Rationale for the Merger

•	Complementary producing asset base in the Gulf Coast
•	Complementary undeveloped asset base in the Northern Rocky Mountains
•	The transaction creates an entity with a stronger balance sheet and greater financial flexibility
•	The combination will not cause any material increase in Edge’s pre-acquisition general and administrative cost structure

Combined Business—Assuming an August 1, 2003 closing date

•	Edge’s estimated production will increase to between 8.8 Bcfe and 9.0 Bcfe for 2003
•	Edge’s debt to capital ratio will fall to approximately 22%
•	Edge’s proved reserves and production will increase by approximately 10%
•	Edge’s unused borrowing capacity will increase by approximately $3 million to $5 million

Edge Chairman, CEO and President, John W. Elias commented, “The acquisition of Miller accomplishes several objectives for Edge. The increase in reserves and production will contribute to achieving our physical growth targets. Miller’s core area properties are in an area where Edge has had considerable past experience and we believe we can quickly assimilate the operations and assess future opportunities. We expect the transaction to increase earnings, cash flow, borrowing capacity and to improve our financial flexibility. As a result of our enhanced financial flexibility we plan to accelerate and increase our planned 2003 capital program and will accelerate our pursuit of other attractive opportunities.”

Kelly E. Miller, Miller’s President and CEO noted, “We are very pleased to become associated with Edge Petroleum. This strategic combination accomplishes many of Miller’s primary objectives and provides Miller’s shareholders with an extensive prospect inventory, a diversified production base, and a low debt-to-capital ratio. Edge has the experienced management team and technical expertise to add value to Miller’s existing prospect inventory, which will benefit both parties’ stockholders and provide multiple opportunities for future growth”.

Edge Petroleum is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.

Forward Looking Statement

Statements regarding the consummation of the Merger, the Alabama sale, the K2 settlement and their respective effects, including the Merger’s effect on reserves, production, growth targets, assimilation of operations, assessment of opportunities, future earnings, cash flow, borrowing capacity, financial flexibility, the tax free status of the transactions, personnel, Edge’s and Miller’s boards of directors, consideration to be received in the Merger, number of Edge shares outstanding after the Merger, targeted closing date of the transactions, operating results, any other effect or benefit of the transactions, acceleration and increase of capital program, pursuit of opportunities and any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions which are beyond Edge’s and Miller’s ability to control or estimate, and may in some cases be subject to rapid or material changes. Such assumptions include but are not limited to costs and difficulties related to integration of acquired businesses, costs, delays and other difficulties related to the merger, the closing of the Alabama sale, closing conditions to the merger or the Alabama sale not being satisfied, the impact of the K2 settlement, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals. Edge’s and Miller’s filings with the Securities and Exchange Commission (SEC) are available free of charge on the SEC’s website at http://www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Additional information regarding the transactions can be found in Edge’s and Miller’s respective Current Reports on Form 8-K relating to the merger expected to be filed soon following this press release.

Additional Information and Where to Find It

In connection with the proposed merger, Edge and Miller will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by Edge or Miller with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company’s other filings with the Commission may also be obtained from the respective companies. Free copies of Edge’s filings may be obtained by directing a request to Edge, 1301 Travis, Suite 2000, Houston, Texas 77002. Free copies of Miller’s filings may be obtained by directing a request to Miller, 3104 Logan Valley Road, Traverse City, Michigan 49685.

Participants in the Solicitation

EDGE, MILLER AND THEIR RESPECTIVE DIRECTORS AND OFFICERS AND OTHER MEMBERS OF THEIR MANAGEMENT AND EMPLOYEES MAY BE SOLICITING PROXIES FROM THEIR RESPECTIVE STOCKHOLDERS IN FAVOR OF THE MERGER. INFORMATION CONCERNING THE PERSONS WHO MAY BE CONSIDERED PARTICIPANTS IN THE SOLICITATION OF EDGE’S STOCKHOLDERS UNDER THE RULES OF THE COMMISSION IS SET FORTH IN AN SEC FILING UNDER SCHEDULE 14A FILED BY EDGE WITH THE COMMISSION ON MAY 28, 2003, AND INFORMATION CONCERNING PERSONS WHO MAY BE CONSIDERED PARTICIPANTS IN THE SOLICITATION OF MILLER’S STOCKHOLODERS UNDER THE RULES OF THE COMMISSION IS SET FORTH IN THE AMENDED ANNUAL REPORT ON FORM 10-K FILED BY MILLER WITH THE COMMISSION ON APRIL 29, 2003. IN ADDITION, INFORMATION REGARDING THE INTERESTS OF THOSE PERSONS WHO MAY BE CONSIDERED PARTICIPANTS IN THE SOLICITATION OF MILLER’S STOCKHOLDERS MAY BE OBTAINED BY READING THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE.